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                                                                    EXHIBIT 99.2

NAVISITE SELLS MICROSOFT BUSINESS SOLUTIONS SOFTWARE RESELL AND PROFESSIONAL SERVICES PRACTICE TO NAVINT CONSULTING

LONG-TIME PARTNERS AND MICROSOFT BUSINESS SOLUTIONS EXPERTS TRANSITION CUSTOMER BASE OF 500 TO FOCUS ON CORE COMPETENCIES; NAVISITE MAINTAINS BUSINESS SOLUTIONS HOSTING BUSINESS

ANDOVER, MA. AUGUST 1, 2005 -- NaviSite, Inc. (NASDAQ SC: NAVI), a leader in deploying, managing and enabling software applications and infrastructures for mid-market organizations, and Navint Consulting LLC, a leading technology and solutions consulting firm, today announced that NaviSite has sold its Microsoft Business Solutions (Business Solutions) Software Resell and Professional Services practice, which includes over 500 customers, and had annual revenues of approximately $4.0 million, to its long-time partner, Navint Consulting LLC, for approximately $3.5 million, effective immediately. This divestiture will allow NaviSite to focus on its key growth markets, including application outsourcing, managed services and Software as a Service (SaaS). NaviSite expects this divestiture to be earnings and cash flow neutral to its business.

With the addition of NaviSite's Business Solutions Software Resell and Professional Services practice -- which results in a combined total of more than 700 clients -- Navint Consulting is expanding its core Business Solutions capabilities and will be firmly established as a leading Business Solutions consulting and implementation partner in the Northeast. NaviSite, a Microsoft Gold Certified Partner, will maintain its dedicated Business Solutions and Microsoft hosting business and will continue as Navint's exclusive hosting partner ensuring an end-to-end service offering to Microsoft customers.

"Our strategy to provide application outsourcing, management and hosting services, is facilitated by the divestiture of our regional Microsoft Business Solutions professional services business," said Arthur Becker, CEO, NaviSite. "Navint Consulting has been a trusted partner of NaviSite's for many years and is a Business Solutions leader committed to a high degree of customer satisfaction."

"We are excited about expanding Navint's presence in New England and feel confident our focused Microsoft Business Solutions competency will result in improved levels of service for all of our Business Solutions customers," said Marty Glavin, managing director, Navint Consulting. "We will work very hard to ensure this transition will be smooth for everyone."

NaviSite was recently named to the Microsoft Business Solutions' Inner Circle for the 13th consecutive year, a status recognizing outstanding partners whose commitment to customers is reflected in their accelerated sales performance, active pursuit of product and technological advancement, and constant effort to achieve high levels of customer satisfaction. Navint Consulting is a Microsoft Business Solutions President's Club member.

"NaviSite and Navint have established solid track records for providing value to Microsoft Business Solutions customers," said Dan English, general manager of Microsoft Business Solutions in the United States. "Being a great industry partner requires dedicated commitment, solid teamwork and proven sales success and both of these companies continue to deliver high levels of customer satisfaction in their respective markets."

ABOUT NAVINT CONSULTING, LLC

Navint Consulting, LLC a proven Microsoft Business Solutions technology solutions and consulting firm with more than one hundred experienced consultants, offers end-to-end industry-specific solutions encompassing strategy, technology and process improvement. Navint's customers include small, medium and large organizations spanning markets that include manufacturing/distribution, professional services, entertainment/media/publishing, financial services, and not-for-profits. The company has its administrative offices in Pittsford, NY, with consultants in New England, New York, Pennsylvania, the Midwest and Southern California. For more information on Navint, visit www.navintconsulting.com or call 866-419-6868.

ABOUT NAVISITE

NaviSite, Inc. (NASDAQ SC: NAVI) deploys, manages and enables software applications and infrastructure for middle-market organizations, which include mid-sized companies, divisions of large multi-national companies and government agencies.

The Company offers a full range of services including design, implementation, optimization, upgrade, application development, fully hosted and remote application management, managed services, content delivery, colocation, and Software as a Service enablement.

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The Company offers vertical expertise in the manufacturing/distribution, financial services, healthcare/pharmaceutical, services, publishing/media & communications, and public sector industries.

NaviSite was founded in 1997 and is headquartered in Andover, Massachusetts, with offices and data centers across the United States and in the UK and India. For more information, please visit www.navisite.com or call 978.682.8300.

                                      # # #

This release contains forward-looking statements that address a variety of subjects, including the success and performance of NaviSite's service offerings and the success and benefits of the relationship between NaviSite and Rossignol. All statements other than statements of historical fact, including without limitation, those with respect to NaviSite's goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: NaviSite's success is dependent on its ability to achieve and maintain profitability; NaviSite's success is dependent upon its ability to integrate the companies and assets it recently acquired; NaviSite's recent acquisitions may not produce expected cost savings, operational efficiencies or revenues; NaviSite's products, technologies and resources may not successfully interoperate with the technology, resources and/or applications of third parties; NaviSite's success, including its ability to decrease its cash burn rate, improve its cash position, and grow its business and revenues to reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for NaviSite's services and the Internet in general; NaviSite's business may be adversely affected by further slow down in general economic conditions; the loss of customers due to the shutdown of their businesses; decreased or delayed purchase patterns of prospective or current customers or loss of current customers and market consolidation; the decreased renewal rate of our customers; increased competition and technological changes in the markets in which NaviSite competes; the effects of recent combinations involving affiliated entities of ClearBlue Technologies, Inc. and the effects of the recent acquisition of Surebridge; the effects of any future acquisitions of businesses or technologies; changes in the uses of the Internet; and possible failure of systems or internal infrastructure. For a detailed discussion of these and other cautionary statements, please refer to the filings made by NaviSite with the Securities and Exchange Commission, including the most recent Quarterly Report on Form 10-Q of NaviSite. We do not undertake any obligation to update forward-looking statements made by us.

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